UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2011

Capital Growth Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	0-30831	65-0953505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

180 North LaSalle Street, Suite 2430, Chicago, Illinois 60601

(Address of Principal Executive Offices, Including Zip Code)

(312) 673-2400

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Capital Growth Systems, Inc. has periodically filed its monthly reports with the U.S. Bankruptcy Court.  The results reflect the May 15, 2011 purchase of substantially all of the Company’s assets and the assumption of certain liabilities by Global Capacity Pivotal, as previously disclosed on a Form 8-K dated May 16, 2011.  The results for August reflect the gain from the net adjustment to market value of the assets and liabilities that were not purchased or assumed by Global Capacity Pivotal as part of the May 15, 2011 transaction.  Attached as Exhibits to this Form 8-K  are unaudited financial statements for the month ended August  31, 2011 containing the following information as contained in the monthly reports filed with the Court:

a.	Income Statement for the month in question;

b.	Year to Date Income Statement through the month in question;

c.	Balance Sheet as of the end of the month in question;

d.	Trade Accounts Payable Aging as of the end of the month in question; and

e.	Trade Accounts Receivable Aging as of the end of the month in question.

Cancellation of Outstanding Stock and Right to Deregister.  The Joint Plan of Reorganization  (“Plan”) of Company and its subsidiaries named in the Plan was filed with the Court on August 11, 2010.  The Plan in relevant part provided that all of the Debtors’ Parent Interests (namely, all capital stock and warrants of the Company) shall be cancelled as of the Effective Date.  The Effective Date was defined as the first business day after the conditions to the confirmation of the Plan had been satisfied or waived, provided there was no outstanding of the effectiveness of the confirmation order for the Plan.  On October 13, 2001 the Court published notice of an order confirming the Plan as modified, the Effective Date and the Bar Dates for filing administrative claims and contract/lease rejection claims.  In that notice the Court stated that the Plan became effective on October 1, 2011.  Accordingly, pursuant to the Plan all of the outstanding capital stock of the Company and all outstanding warrants and options to purchase capital stock of the Company was effective and these securities are no longer outstanding.  The Company shall have the right to file to deregister as a public company due to the absence of any outstanding shareholders as of the current date.

Item 9.01 Financial Statements and Exhibits.

99.1  Financial Statements for the month ended August  31, 2011 and Year to Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 1, 2011.

CAPITAL GROWTH SYSTEMS, INC.

By:	/s/ James G. Butala
James G. Butala
Chief Administrative Officer